REGENERATIVE CARBON NEGATIVE AGRICULTURE INITIATIVE

TERM SHEET

Date : 19 April 2022

PARTIES :

1. **VERDE RESOURCES (MALAYSIA) SDN BHD**
   [Registration No. 202201002087 (1447784-K)]
   Ground Floor, Lot 93, Phase 5 Bandar Sri Perdana,
   91111 Lahad Datu, Sabah **("VRDR")**

2. **THE BORNEO FOOD GROUP SDN BHD (& SUBSIDIARIES)**
   [Registration No. 200201028390 (596053-X)]
   Level 1, Victoria Point, Jalan OKK Awang Besar,
   87007 Federal Territory of Labuan, Malaysia **["SB"]**

A. <u>SALIENT FACTS</u> :

1. VRDR is a wholly owned subsidiary of Verde Resources Incorporated **("Verde"),** a Nevada, USA Corporation listed under OTCQB and having the stock code of "VRDR".

2. VRDR is a producer and supplier of various recognised ***carbon negative*** agricultural products such as 'VERDE' Plant Natural Enzyme **("PNE"),** Verde FAA **("FAA")** and 'VERDE' Enriched Biochar **("EBC")** (collectively "**the Products**"). The various properties of PNE and Biochar and the description of ***"Carbon Negative***" are shown in **Appendix 1**.

3. SB is a wholly owned subsidiary of Borneo Oil Berhad [Registration No. 196901005309 (121919-H)] a company listed on the Main Board of Bursa Malaysia Securities Berhad (stock exchange of Malaysia) and having stock code of BORNOIL (7036) **("BORNOIL").**

4. BORNOIL group is the owner of various world-wide proprietary brands and franchises including SugarBun Fast Food Restaurants, Sabasco and Borneo Hot Sauce brands. BORNOIL has an agriculture land bank of approximately 1,050acres in Lahad Datu, State of Sabah, Malaysian Borneo.

5. SB is in the business of food processing, trading, distribution, franchising and retailing in Malaysia, Brunei, Indonesia, Australia, Bangladesh and other parts of the

world("**SB's Business**").In connection with SB's Business, SB utilises large quantities of (Borneo) indigenous agricultural products such as specific varieties of chillis (Kunak Momporok Chilli), pineapples, cucumbers, Kasturi lime, Bario rice and others products.

6. In line with BORNOIL Group's corporate social responsibility and it's unwavering commitment towards sustainability and the environment, SB is currently collaborating with various state government agencies and social business enterprises in Sabah and Sarawak to establish community based regenerative agricultural ventures such as the farming of Kunak Momporok Chilli, Lime Kasturi, rice (Bario) and vegetables through a network of farmers and established suppliers (collectively "**Farming Partners**").

7. This initiative by SB is aimed at sourcing raw agricultural produce for SB's Business by maximising crop yield and diversity through sustainable and carbon negative regenerative farming practices and at the same time improving the livelihood of local farmers and enhancing the well-being of the local communities.

8. In addition to working with its Farming Partners, SB is also utilising the group's agriculture land bank to produce such agricultural produce as required for SB's Business to ensure a long-term consistent and continuous supply of the required ingredients for SB's various food products.

9. VRDR has the necessary expertise, technical know-how and sufficient supply of the Products to assist SB in achieving a long term and consistent supply of various agriculture produce for its business while ensuring that all ingredients utilised by SB is farmed in a sustainable and environmentally friendly manner which is not just carbon neutral but ***carbon negative***.

B. PURPOSE AND OBJECTIVE OF THIS TERM SHEET

1. In connection with SB's Business as outlined above, "***SB's Objective***" is defined as follows:

   a. Long term consistent and continuous supply of various agricultural produce in quantities as required by SB for SB's Business**("SB's Supply Requirements").**This supply shall be obtained either by farming endeavours by SB on the Bornoil Group's land bank or through its Farming Partners.

   b. To **ensure** all farm produce utilised by SB is farmed using sustainable regenerative farming methods with an aim ***to create a long term carbon negative footprint*** in accordance with Bornoil'sand VRDR's sustainability aspiration;

c. To work towards obtaining measurable and quantitative certification on SB's Products and this carbon negative initiative by recognised bodies and scientifically document the long terms effects such as carbon sequestrations, increased crop yield and other such benefits and effects ;

d. To ensure SB's farming ventures and that of its Farming Partners obtain higher yields with minimum use of non-natural fertilisers or pesticides; and

e. To develop sustainable long term community farming Partners through collaboration with indigenous communities by providing a platform to educate communities in regenerative farming practice, supplying alternative soil fertilising agents, conditioners and non-chemical pesticides AND purchasing agricultural produce on fair terms.

f. To develop a Soil Regenation Plan **("Soil Plan")** to be formulated by VRDR, consisting of Standard Operating Procedures for the application of the Products and the recommended dosage of aplication tailor made to the type of agriculture produce farmed and where applicable, the soil condition.

2. The Purpose of this Term Sheet is for the parties to enter into an agreement for the provision of continuous technical and agricultural advice, instruction, supervision and supply of the Products by VRDR so as to ensure SB's and its Farming Partners agricultural endeavours comply and achieve SB's Objectives (**"the Services").**

C. <u>TERM</u>

1. The Term of this agreement shall be for a fixed period of five (5) years ("**the Term"**) commencing from **1 May 2022 to 30 April 2027**("**Effective Date**").

2. Thereafter, the parties may extend this agreement for a further term as may be mutually agreed on terms to be separately negotiated.

D. <u>THE SERVICES</u>

VRDR will provide to SB "**the *Services***" through its Technical Director of Regenerative Farming and associated staff as follows:

1. Technical, consultancy and training services on the application of the Products;
2. Consistent and continuous supply of the Products as required;
3. Weekly and monthly detailed reports documenting the ongoing progress in monitoring and documenting the application of the Products and accumulation of data collected into an evolving database;
4. To facilitate studiesand analysis to formulate the "best-fit" farming methods to suit local farming environment. This may include, where required of local

universities and/or research institutes to conduct collaborative qualitative and quantitative research and findings;

5. To formulate the ideal farming method utilising the Products that is economically viable in the particular environment and for the agricultural produce farmed;
6. To formulate the ideal profitable farming scheme so as to educate and encourage local farmers to adopt this carbon negative regenerative agriculture initiative and move away from conventional farming methods (using non-natural pesticides and fertilisers);
7. To document qualitative and quantitative measures of carbon offset and capture through well-established and acceptable methods;
8. To provide the necessary expertise and guidance on the application of the Products.
9. To work with all VRDR staff assigned to provide hands-on instructing, monitoring, supervision and training including where required, to monitor and instruct SB's Key Farming Personnels &Farming Partners so that they comply with the proper use of the Products and sustainable farming methods and meet Productivity Key Performance Indicators;
10. Analysis and tracking of SB's carbon footprint in this initiative;
11. Analysis of financial and economic data collected on the production yield to determine the efficacy of the Products and adjustment where required, to the Soil Plan;
12. To assist SB in the obtainment of all necessary certifications with regard to the agricultural produce from this initiative;
13. Application of the Products during the Term must evidence improvement and delivering better yields during the later years;
14. Documentation and digital compilation of this initiative and collaboration with SB's Farming Partners; and
15. The parties shall at all times comply with existing environmental laws affecting agriculture and apply best agriculture practices at all times.

E. SOIL REGENERATION PLAN ("SOIL PLAN") AND THE SERVICE FEE

1. Based on the Soil Plan to be formulated by VRDR, consisting of Standard Operating Procedures **("SOP")** for the application of the Products and Recommended Dosage of application, the Services will be carried out by VRDR in conjunction with its supply of the Products to SB.

2. It is hereby agreed that VRDR will provide the Services and supply the Products to SB (collectively "**the Services**") as follows:
   a. **Verde EBC** at the fixed rate of RM2.00/kg
   b. **Verde PNE**at the fixed rate of RM6.00/litre
   c. **Verde FAA** at the fixed rate of RM10.00/kg

The above shall exclude transport and logistics costs for the Products that are supplied at areas out of VRDR processing plant at Lahad Datu.

3. The price for the Products may be subject to price increase in the event of any drastic fluctuations in the cost of fuel and/or related production costs. In such event, VRDR shall provide to SB the new price list in writing subject to a minimum notice of two (2) weeks.

F. TERMINATION

1. This Agreement is fixed for the first year and may not be terminated by the parties EXCEPT in the following circumstances:
   a. Either party breaching the terms of this Agreement and the breach is not remedied within 30 days of notice;
   b. Either party being wound up or entering into any arrangement with any of its Creditors or a receiver or manager being appointed; and
   c. Any event or force majeure (including but not limited to pandemic, floods or any natural disaster) or change of any law that prevents the parties from performing the agreement for a continuous period exceeding six (6) months.

2. Upon the expiry of a year following the execution of this agreement, either party may terminate this agreement by giving to the other a written notice no later than (3) months from the termination date.

G. OTHER TERMS

1. This agreement shall be strictly performance based.

2. This agreement shall be construed under Malaysian law.

3. This Agreement may not be assigned to any third party except with the written permission of the other party, save where such assignment is within a group for restructuring purposes, then the party shall only be required to INFORM the other.

4. The parties shall obtain each other's consent prior to making any public announcement as required by law or releasing any public information or press statement.

5. Each party shall be responsible for their own legal costs in preparing this agreement.

[SIGNING PAGE TO FOLLOW]

The Parties hereby agree and accept the terms of this Agreement;

Signed by the Duly Authorised Representative of
The Borneo Food Group Sdn Bhd

DIRECTOR
Name : Datuk Joseph Lee Yok Min @ Ambrose
NRIC No. 580323-12-5005

Signed by the Duly Authorised Representative of
Verde Resources (Malaysia) Sdn Bhd

DIRECTOR
Name : Lee Puan Kiang @ Charlie
NRIC No.: 620903-12-5689

APPENDIX 1 – THE PRODUCTS AND GENERAL DESCRIPTION

A. The Products consists of VERDE Proprietary blend of **Enriched Biochar ("Verde EBC"), Verde FAA ("FAA")** and VERDE Proprietary blend of **Plant Natural Enzyme** ("**Verde PNE**").VRDR may add additional products to this list from time to time.

B. Biochar is a stable carbon-rich material obtained from the conversion of biomass through a pyrolytic process (thermal chemical decomposition at a controlled temperature in an inert condition) utilising bio-waste and biomass and addition to this, Biochar plays an important role in the sequestration of carbon dioxide on top of revitalising soil biology.

C. The use of Biochar decreases the negative impacts of emissions (greenhouse gases) from the vast wastes and plant residues, dumping in the fields or landfill that results in air, water and soil pollution. Applications of carbon-rich Biochar will improve soil fertility, encouraging seed germination, enhancing vegetative growth of plants, increasing disease resistance of soil, absorbing toxic pollutants, improving water retention capacity of the land and lots of other potential benefits derived from the carbon-rich Biochar. Biochar increases the below ground biological activity and this increased activity is able to sequester atmospheric carbon in scientifically measurable quantities. Therefore usage of Biochar is a recognised **"carbon negative"** practice.

D. Verde EBC is a proprietary blend of Biochar enriched with compost and beneficial microbes to increase the plant rooting system while sequestering carbon in the soil.

E. Verde PNE can be used as both an enzyme for plants and a natural herbicide and pesticide. Application of enzyme to soil will result in increased enzymatic activity and Verde PNE has such capabilities to increase chemical reactions that purify the soil and make more nutrients bio-available to plants. The application of Verde PNE to growing plants without using chemical fertilisers can protect the environment and keep agriculture "healthier" and safer for human consumption.

F. Verde FAA is a proprietary blend of bio enzymes derived from various bio-sources which will result in the plants getting more nutrients.